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                                                                    EXHIBIT 10.2

                                LICENSE AGREEMENT
                      (as amended through December 3, 2002)

         This Agreement, effective upon the EFFECTIVE DATE (as defined herein below), by and between The Penn State Research Foundation (hereinafter referred to as "PSRF"), a non-profit corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania and having an office at 304 Old Main, University Park, PA 16802, and Chiral Quest, LLC (hereinafter referred to as "LICENSEE"), having its principal office at 149 West Fairmount Avenue, State College, PA 16801.

                                   WITNESSETH

         WHEREAS, Dr. Xumu Zhang, et al. (the "INVENTORS"), employees of The Pennsylvania State University (the "UNIVERSITY"), have made a series of inventions related to asymmetric catalysis technology (collectively referred to as the "INVENTIONS" and defined in Appendix A);

         WHEREAS, PSRF is dedicated to fostering and advancing scientific research within the Commonwealth of Pennsylvania and, in particular, within the UNIVERSITY and is responsible for developing inventions, made by employees of the UNIVERSITY by evaluating invention disclosures, pursuing patents and licensing patents which are obtained thereon;

         WHEREAS, PSRF desires to have the INVENTIONS, together with any patents that may issue thereon, utilized in the public interest;

         WHEREAS, PSRF is the owner of and has the right to license certain patents and patent applications and technical information relating to the INVENTIONS;

         WHEREAS, LICENSEE is a for profit, private corporation established to develop the commercial potential of the INVENTIONS;

         WHEREAS, Xumu Zhang, a current employee of the UNIVERSITY, and also an inventor of the LICENSED PATENTS (as defined hereinbelow), now holds or shall shortly acquire an equity position in LICENSEE and has executed a Conflict Avoidance Statement, which is attached hereto as Appendix B, and a Waiver of participation in the UNIVERSITY's institutional equity share, which is attached hereto as Appendix C;

         WHEREAS, PSRF is accepting equity in lieu of royalties and the UNIVERSITY 's Vice President for Research has granted approval.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises set forth in this License Agreement, and with intent to be legally bound, agree as follows:

                             ARTICLE 1 -DEFINITIONS

         For purposes of this License Agreement, the following words and phrases shall have the following meanings:

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         1.1.     "LICENSEE" shall mean Chiral Quest, LLC.

         1.2.     "LICENSED PATENTS" shall mean all of the following PSRF
                  Property:

                  1.2.1. The following United States patent and/or patent applications covering INVENTIONS, including:

                              1.2.1.1. U.S. Patent Application No. 09/377,065,
                                       filed on August 19, 1999;

                              1.2.1.2. U.S. Provisional Patent Application No.
                                       60/141,795, filed on June 30, 1999;

                              1.2.1.3. U.S. Provisional Patent Application No
                                       60/150,375, filed on August 23, 1999;

                              1.2.1.4. U.S. Provisional Patent Application No
                                       60/154,845, filed on September 20, 1999;

                              1.2.1.5. U.S. Provisional Patent Application No
                                       60/164,508, filed on November 10, 1999;

                              1.2.1.6. U.S. Provisional Patent Application No
                                       60/165,649, filed on November 15, 1999;

                              1.2.1.7. Intentionally omitted;

                              1.2.1.8. U.S. Provisional Patent Application No
                                       60/181,448, filed on February 10, 2000;

                              1.2.1.9. Intentionally omitted;

                              1.2.1.10. U.S. Provisional Patent Application No
                                      60/187,851, filed on March 8, 2000;

                              1.2.1.11. U.S. Provisional Patent Application No
                                      60/214,167, filed on June 23, 2000.

                              1.2.1.12 U.S. Provisional Patent Application No.
                                      60/249,537, filed on November 17, 2000.

                  1.2.2. Any conversions, reissues, extensions, divisional applications, continuations, continuations-in-part of the patent applications described in 1.2.1 above, and any patents issuing thereon;

                  1.2.3. Claims of all foreign counterpart applications described in 1.2.1 and 1.2.2 above, and the resulting patents thereon, in those foreign countries from which LICENSEE has elected exclusive license rights, and for which it has directly reimbursed PSRF for all reasonable costs incurred in obtaining, maintaining, and defending said rights pursuant to Article VI of this Agreement. Exclusive foreign

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                              license rights in any particular country or
                              territory shall be subject to termination pursuant to Article XII in the event LICENSEE notifies PSRF that it no longer wishes to pay for the costs of prosecuting applications or maintaining patents in particular countries.

         1.3. "LICENSED PROCESSES" shall mean any process activities utilized which are covered in whole or in part by a claim of LICENSED PATENTS or involves TECHNICAL INFORMATION.

         1.4. "LICENSED PRODUCTS" shall mean any product or part thereof which
(i) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the LICENSED PATENTS in the country in which any such product or part thereof is made, used or sold, (ii)is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the LICENSED PATENTS in the country in which any LICENSED PROCESSES are used or in which such product or part thereof is used or sold, or (iii) is covered by TECHNICAL INFORMATION.

         1.5. "TECHNICAL INFORMATION" shall mean all technical information, know-how, compositions, formulations, specifications, processes, techniques and data which are not readily available to others through public means and which are not the subject of an issued or pending patent claim in a country in which LICENSED PRODUCTS or LICENSED PROCESSES are manufactured, sold or employed relative to the practice of the INVENTION.

         1.6. "TERRITORY" shall mean the entire world.

         1.7. "GROSS REVENUES" shall mean the following revenues received by
LICENSEE:

              1.7.1. Revenue received for performing commercial research and development activities related to LICENSED PRODUCTS and/or LICENSED PROCESSES.

              1.7.2. Revenue received for the commercial sale, lease, or transfer of LICENSED PRODUCTS and LICENSED PROCESSES produced hereunder. LICENSED PRODUCTS shall be considered "sold" when invoiced.

              1.7.3.Revenue received by LICENSEE as payment under sublicensing agreements, including, but not limited to, sublicensing fees, milestone payments, or royalties in consideration of license rights granted to sublicensees for LICENSED PRODUCT and/or LICENSED PRODUCTS.

         1.8. "IMPROVEMENTS" shall mean new technology, patentable or unpatentable, which is: (a) conceived and reduced to practice by LICENSEE or by the UNIVERSITY as a result of LICENSEE having access to the LICENSED PATENTS and TECHNICAL INFORMATION and (b) directly related to the LICENSED PATENTS and/or TECHNICAL INFORMATION (including patentable and unpatentable inventions of the UNIVERSITY) in the sense that practice of the IMPROVEMENTS would be dominated by the LICENSED PATENTS and/or the TECHNICAL INFORMATION.

         1.9. "INTELLECTUAL PROPERTY " shall mean inventions and/or discoveries made in the field of Asymmetric Catalysis Technology and resulting in invention disclosures, patents, patent

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applications, divisions, continuations, or substitutions of such applications and all reissues thereof upon which Xumu Zhang is named as an inventor.

         1.10. "EFFECTIVE DATE" shall mean the date upon which the LLC Buy-Sell Agreement, which is attached hereto as Appendix D, is executed by both parties.

                             ARTICLE II -THE LICENSE

         2.1. PSRF hereby grants to LICENSEE the exclusive right and license in the TERRITORY, with the right to sublicense, to LICENSED PATENTS and TECHNICAL INFORMATION and to make, have made, use, lease, and sell LICENSED PRODUCTS and to practice the LICENSED PROCESSES and TECHNICAL INFORMATION for the term set forth herein, unless this License Agreement shall be earlier terminated according to the terms and conditions contained herein.

         2.2. The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology not specifically set forth herein.

         2.3. PSRF reserves the rights for itself and the UNIVERSITY to practice under the LICENSED PATENTS, LICENSED PRODUCTS, LICENSED PROCESSES, TECHNICAL INFORMATION, and IMPROVEMENTS for their own noncommercial research purposes. This right does not include the material transfer of LICENSED PRODUCTS from PSRF to third parties which may without the prior written consent of LICENSEE.

         2.4. In the event UNIVERSITY makes any IMPROVEMENTS during the this License Agreement, PSRF warrants that the license granted to LICENSEE herein shall extend to such IMPROVEMENTS. In the event LICENSEE during the term of this License Agreement develops IMPROVEMENTS, LICENSEE shall make a full disclosure thereof to PSRF. All IMPROVEMENTS All made by LICENSEE shall be licensed to PSRF on a royalty free basis. Such license to PSRF shall be non-exclusive and only for non-commercial research purposes no rights to sublicense.

                   ARTICLE III -FUTURE INTELLECTUAL I PROPERTY

         3.1. PSRF also grants to LICENSEE the right of first refusal to add to the license granted herein to LICENSED PATENTS TECHNICAL INFORMATION any INTELLECTUAL PROPERTY developed within two (2) years of the Effective Date of this Agreement. It is understood that this right of first refusal is superceded by rights, if any, that may be granted by UNIVERSITY discretion to any INTELLECTUAL PROPERTY arising from sponsored research. PSRF also grants to LICENSEE the right of first refusal add to the license granted herein to LICENSED PATENTS and TECHNICAL INFORMATION any INTELLECTUAL PROPERTY that becomes licensing by PSRF during the term of this License Agreement due to termination of any License Agreement in effect as of the Effective Date of this Agreement with any third party. LICENSEE may exercise this right without any additional consideration other than that provided for herein.

         3.2. PSRF will promptly disclose to LICENSEE in writing any INTELLECTUAL PROPERTY subject to LICENSEE's right of first refusal in Paragraph
3.1 in sufficient detail for LICENSEE to assess its interest in licensing the technology. In the event LICENSEE exercises this

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right, Paragraph 1.2.1 and Appendix A shall be amended to include such
INTELLECTUAL PROPERTY. LICENSEE shall advise PSRF as to its election of additional LICENSED PATENTS and TECHNICAL INFORMATION available for licensing within sixty (60) days of notice from PSRF. The period during which PSRF grants to LICENSEE the right of first refusal to add INTELLECTUAL PROPERTY to LICENSED PATENTS and TECHNICAL INFORMATION may be extended beyond two (2) years from the Effective Date of this Agreement by mutual written agreement.

                  3.2.1. In the event that INTELLECTUAL PROPERTY elected by LICENSEE has not been the subject of a U.S. patent or patent application:

                           3.2.1.1. PSRF shall promptly file and prosecute patent applications, using counsel of PSRF's choice after due consultation with LICENSEE. PSRF shall keep LICENSEE advised as to all developments with respect to application(s) and shall promptly supply copies of all patent application documentation produced, received or filed in connection with the prosecution in sufficient time for LICENSEE to comment. LICENSEE's comments shall be taken into consideration. LICENSEE shall reimburse PSRF for all out-of-pocket costs incurred in connection with such preparation, filing, and prosecution of patent(s).

                           3.2.1.2. Within nine (9) months of the filing date of a U. S. patent application, LICENSEE shall provide to PSRF a written list of foreign countries in which applications should be filed. If LICENSEE elects to discontinue financial support of any patent prosecution, in any country, PSRF shall be free to continue prosecution at PSRF's expense. In such event, PSRF shall have no further obligation to LICENSEE in regard to such patent applications or patents.

                  3.2.2. In the event that INTELLECTUAL PROPERTY elected by LICENSEE is the subject of a U.S. patent or patent application, including any reissues, extensions, divisionals, continuations, continuations-in-part, and foreign counterparts, PSRF shall continue the prosecution and maintenance of said patents and/or patent applications. LICENSEE shall reimburse PSRF for all out-of-pocket costs incurred in connection with such prosecution and maintenance from the date of election by LICENSEE.

         3.3. In the event that LICENSEE does not exercise its option to license INTELLECTUAL PROPERTY under the conditions contained in this Article, PSRF shall have the right to negotiate in good faith with one or more third parties a license to such INTELLECTUAL PROPERTY.

                               ARTICLE IV -PAYMENT

         4.1 In partial consideration for the rights granted by this License Agreement, LICENSEE shall issue to UNIVERSITY non-voting member units of LICENSEE equivalent to a ten percent (10%) economic interest in LICENSEE upon the EFFECTIVE DATE of this License Agreement, pursuant to the LLC Buy-Sell Agreement and LLC Operating Agreement for LICENSEE, which are attached as Appendix D and Appendix E respectively. Said economic interest shall be protected against dilution through the acquisition of unrestricted capital pursuant to paragraph 5.3.1 and until such point as LICENSEE must acquire more capital.

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                            ARTICLE V -DUE DILIGENCE

         5.1 LICENSEE shall use reasonable efforts to bring one or more LICENSED PRODUCTS and/or LICENSED PROCESSES to market through a thorough and diligent program for exploitation of the LICENSED PATENTS. The scope of said efforts shall be set forth in the executive summary of a business plan referred to in Paragraph 5.2.

         5.2. LICENSEE shall deliver to PSRF within ninety (90) days from the Effective of this License Agreement an executive summary of a business plan setting forth the amount of money, number and qualifications of personnel, and time, and planned for each phase of the development of the LICENSED PATENTS and the LICENSED PRODUCTS, and a final business plan ninety (90) days thereafter, said final business plan summary to be revised and updated as determined by LICENSEE. Upon request from PSRF, LICENSEE shall provide a brief executive summary of LICENSEE's efforts hereunder. LICENSEE agrees to consider, but is not obligated to accept, any comments or suggestions provided by PSRF.

         5.3. In addition to the obligations of Paragraphs 5.1 and 5.2, LICENSEE shall best efforts to achieve to the following milestones:

                  5.3.1. In calendar year 2004, LICENSEE shall have annual GROSS REVENUE of at least two hundred fifty thousand dollars ($250,000);

                  5.3.2. In calendar year 2005, LICENSEE shall have annual GROSS REVENUE of at least three hundred fifty thousand dollars ($350,000); and

                  5.3.3. In calendar year 2006, LICENSEE shall have annual GROSS REVENUE of at least five hundred thousand dollars ($500,000).

         5.4. LICENSEE's failure to perform in accordance with Paragraph 5.3 above shall be grounds for PSRF to terminate pursuant to Article X II hereof.

         5.5. In the event LICENSEE in its sole discretion decides to market a LICENSED PRODUCTS in any country, then LICENSEE shall exert reasonable efforts to have such LICENSED PRODUCTS cleared for marketing by the responsible government agencies of that country requiring such clearance. Should LICENSEE terminate this License Agreement, LICENSEE agrees to assign its full right, title, and interest in and to such market clearance application, including all data relating thereto, to PSRF at no cost to PSRF.

                               ARTICLE VI -PATENTS

         6.1. PSRF shall apply for, seek prompt issuance of, and maintain the LICENSED PATENTS during the term of this Agreement. The prosecution, filing and maintenance of U.S. patent applications and patents which issue therefrom shall be the primary responsibility of PSRF, or its designee, but wherever LICENSEE shall be given the opportunity to review and comment upon the breadth and coverage of said patent applications. LICENSEE shall be to reimburse PSRF for all reasonable and ordinary fees and external costs relating to the filing, prosecution, maintenance and defense of said LICENSED PATENTS pursuant to the conditions set forth herein. PSRF shall promptly provide copies of invoices for all such expenses and LICENSEE shall make payment

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thereof within thirty (30) days of its receipt, provided LICENSEE is kept reasonably informed and given advance estimates where practical. PSRF shall make all reasonable efforts to ensure that said patent application(s) adequately addresses the commercial and business needs of LICENSEE, as communicated by LICENSEE hereunder. After appropriate consultation with LICENSEE, PSRF shall choose appropriately qualified patent counsel.

         6.2. LICENSEE understands and agrees that the primary responsibility for the costs of all foreign patent filings shall be LICENSEE's, and that LICENSEE's failure to timely communicate its decision regarding foreign filing and payment will result in a loss or rights to LICENSEE. LICENSEE shall notify PSRF later than three (3) months before applicable bar dates, as to the foreign countries in which it wishes PSRF to continue to seek patent protection. Payment of all fees and costs relating to the filing, prosecution, maintenance and defense of said foreign patent rights shall be the direct responsibility of LICENSEE, LICENSEE is kept reasonably informed and given advance estimates practical. If LICENSEE does not within thirty (30) days of receipt of estimated costs related to the filing and prosecution of said foreign patent rights provide advanced payment thereof, LICENSEE agrees therein that said non-payment shall constitute a binding waiver of any right to obtain said foreign protection and LICENSEE holds PSRF harmless from any claim based thereon.

LICENSEE and PSRF agree that any discrepancy between the payments made by LICENSEE and the actual out-of-pocket expenses incurred by PSRF will be addressed as follows:

         i.) In the event that the advanced payment made by LICENSEE is than the total actual out-of-pocket expenses incurred by PSRF, PSRF will, within thirty (30) days of receipt of actual expenses, provide LICENSEE with an accounting of said actual expenses and will reimburse LICENSEE in the amount of the discrepancy;

         ii) In the event that the advanced payment made by LICENSEE is less than the total actual out-of-pocket expenses incurred by PSRF, PSRF will provide LICENSEE with an accounting of said actual expenses and LICENSEE shall make payment in the amount of the discrepancy within thirty (30) days of receipt of said actual expenses.

         6.3. In the event LICENSEE elects not to pursue patent protection in any specific country or region of the world, PSRF may seek such protection on its own behalf and cost in that specific country and/or region of the world. At such time, agrees to notify LICENSEE in writing of those countries, which PSRF seeks to protect. LICENSEE shall have thirty (30) days to respond in writing whether it wishes to license said patent rights under the terms and conditions contained herein. If LICENSEE declines, PSRF lines, shall be free and clear to license said patent rights to third parties.

         6.4. LICENSEE's failure to make payments in accordance with Paragraph 6.1 and 6.2 shall constitute a material breach or default and shall be grounds for termination of this License Agreement pursuant to Article XII hereof.

                          ARTICLE VII -EXPORT CONTROLS

         7.1. It is understood that PSRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with applicable United States export and laws regulations. The transfer of certain technical data and commodities may require a license from

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the cognizant agency of the United States Government and written assurances by
LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. PSRF neither represents that a license shall not be required nor that, if required, it shall be issued. LICENSEE shall be responsible for payment of all reasonable cost attendant to securing said licenses.

                        ARTICLE VIII -REPORTS AND RECORDS

         8.1. LICENSEE shall keep and preserve complete and accurate books, records and accounts relating to the manufacture, use and sale of LICENSED PRODUCTS accordance with generally accepted accounting principles and procedures. PSRF including, its designated accountants, attorneys, agents and other representatives, shall have the right to examine, inspect and audit the books, and records and accounts kept and preserved by LICENSEE, for a period of five (5) years following the end of the calendar year to which they pertain, to verify the business activity with respect to the due diligence requirements of Paragraph 5.3 hereof. All such examinations, inspections and audits shall be made by PSRF, or its designated accountants, attorneys, agents or other representatives at reasonable times and places during business hours.

         8.2. LICENSEE, within sixty (60) days after December 31, of each year, shall deliver to PSRF true and accurate reports, giving such particulars of the business conducted under LICENSEE during the preceding twelve (12) month period under this License Agreement. These shall include a detailed accounting of GROSS REVENUES received by LICENSEE for all LICENSED PRODUCTS and LICENSED PROCESSES.

                              ARTICLE IX -WARRANTY

         9.1. PSRF warrants and represents that it has the full right and power to grant the License set forth in Article II hereof, and shall take no action to negate such right and power, and further warrants and represents that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this License Agreement. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PSRF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OR NON-INFRINGEMENT OF PATENT RIGHT CLAIMS WHICH ARE ISSUED OR PENDING RELATIVE TO LICENSE D PATENTS/INVENTION.

         9.2. PSRF further represents that, as of the Effective Date of this License Agreement, it has no knowledge that the LICENSED PRODUCTS and TECHNICAL INFORMATION would infringe upon any issued patent.

                             ARTICLE X -INFRINGEMENT

         10.1. LICENSEE and PSRF shall promptly provide written notice, to the other party, of any alleged infringement by a third party of any patent licensed hereunder under LICENSED PATENTS and provide such other party with any available evidence of such infringement.

         10.2. During the term of the License Agreement, PSRF shall have the initial right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any

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infringement of, and/or challenge to, the LICENSED PATENTS. In furtherance of such right, LICENSEE hereby agrees that PSRF may join LICENSEE as a party in any such suit, without expense to LICENSEE. The total cost of any such action, commenced or defended solely by PSRF, shall be borne by PSRF. Any recovery or damages derived therefrom shall be divided equally between PSRF and LICENSEE after subtracting PSRF's expenses and legal fees relating to such action.

         10.3. If within three (3)months after having been notified of any alleged infringement, PSRF shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if PSRF shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer in the TERRITORY, and in those events only, LICENSEE shall have the right, but not the obligation, at its own expense and utilizing counsel of its choice, to prosecute any infringement of, and/or defend any challenge to, the LICENSED PATENTS, and LICENSEE may, for such purposes, join PSRF as a party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary, final disposition of the suit may be entered into without the, consent of PSRF, which consent shall be timely and not unreasonably withheld. LICENSEE agrees to keep PSRF reasonably informed as to the status of any such action and to provide copies to PSRF, upon request by PSRF, of any papers or information relevant to the prosecution of any such action. LICENSEE shall timely inform PSRF of any offer for settlement presented by a third party for any such action and LICENSEE shall consider PSRF's input in deciding whether or not to accept any such settlement offer. The total cost of any such action commenced or defended solely by LICENSEE shall be borne by LICENSEE.

         10.4. In the event that LICENSEE shall undertake the enforcement and/or defense of the LICENSED PATENTS, as provided in Paragraph 10.2 and 10.3, any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit. The balance remaining from any such recovery shall be divided equally between LICENSEE and PSRF.

         10.5. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the LICENSED PATENTS shall be brought against LICENSEE, PSRF, at its option, shall have the right, within (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

         10.6. In any infringement suit as either party may institute to enforce the LICENSED PATENTS pursuant to this License Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

         10.7. LICENSEE, during the exclusive period of this License Agree shall have the sole rights in accordance with the terms and conditions sublicense herein to any alleged infringer in the TERRITORY for future use of the LICENSED PATENTS. Any upfront fees as part of such sublicense shall be shared equally between LICENSEE and PSRF.

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                           ARTICLE XI -INDEMNIFICATION

         11.1. LICENSEE shall indemnify and hold harmless PSRF and UNIVERSITY, its officers and employees from and against any liability or cost which may arise be asserted, based directly or indirectly, upon death or injury or damage of kind to any person or property, including product liability claims, arising out the sale of the LICENSED PRODUCTS by LICENSEE, its sub-licensees or other assigns, including reasonable attorneys' fees and other costs of defense, except that this indemnification shall not apply to claims, losses and liabilities arising out of what is determined by a court of competent jurisdiction to be gross negligence or willful misconduct of PSRF or UNIVERSITY, its officers or employees. As a condition of any obligation hereunder, PSRF and UNIVERSITY shall give prompt written notice to LICENSEE of any claim of which it is or shall become aware that may be subject to indemnification hereunder, and LICENSEE shall assume the defense thereof, including the employment of counsel reasonably satisfactory to PSRF and UNIVERSITY. PSRF and UNIVERSITY shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses thereof shall be at PSRF 's and/or UNIVERSITY 's expense.

                        ARTICLE XII -TERM AND TERMINATION

         12.1. The License Agreement shall commence on the Effective Date and shall continue until the end of the life of the last of LICENSED PATENTS. In the case of TECHNICAL INFORMATION, the term of this License Agreement shall be for a period of fifteen (15) years from the Effective Date.

         12.2. If LICENSEE shall cease to carry on its business, this License Agreement terminate upon notice by PSRF.

         12.3. Should LICENSEE fail to make any payment due and payable to PSRF hereunder, PSRF shall have the right to terminate the License Agreement on a three (3) month written notice, unless LICENSEE shall pay PSRF within said three (3) month period all such payments together in with any interest due. Upon the expiration of the three (3) month period, if LICENSEE shall not have paid all such payments to PSRF, the rights, privileges and license granted hereunder shall automatically terminate.

         12.4. Upon any material breach or default of this License Agreement by LICENSEE, PSRF shall have the right to terminate this License Agreement and the rights, privileges and license granted hereunder by a three (3) months written notice to LICENSEE. Such termination shall become immediately effective upon the expiration of said three (3) month notice unless LICENSEE shall have cured, to the satisfaction of PSRF, any such breach or default prior thereto, or has demanded resolution under Article XV prior thereto.

         12.5. LICENSEE shall have the right to terminate the License Agreement at any time by three (3) month notice to PSRF, and upon payment of all amounts due PSRF through the effective date of the termination.

         12.6. Upon termination of the License Agreement for any reason, nothing herein shall be construed to release LICENSEE from any obligation that matured prior to the effective date of such termination; and the respective articles I, __, VII, this clause, XIV, XVI, XVIII shall survive any such termination. LICENSEE and any sublicensees thereof may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same.

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             ARTICLE XIII -PAYMENT, NOTICES AND OTHER COMMUNICATIONS

         13.1 Any payment, notice, or other communication required or permitted to be made or given to either party hereto pursuant to this License Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified or registered first class mail, postage prepaid, addressed to it at its address set forth below, or to such other address as it shall designate by written notice to the other party as follows:

                  If to LICENSEE: President
                           Chiral Quest, LLC
                           149 West Fairmount Avenue
                           State College, PA 16801

                  If to PSRF: President
                           The Penn State Research Foundation
                           c/o Intellectual Property Office
                           113 Technology Center
                           University Park, PA 16802

                             ARTICLE XIV -INSURANCE

         14.1. Prior to first Commercial Sale, LICENSEE shall obtain and maintain products liability insurance covering the risk of claims, liabilities, expenses and judgments for which it has agreed in Article XI of this Agreement to indemnify PSRF and UNIVERSITY. Coverage shall be in an amount which is not less than $1,000,000 (One Million Dollars) per occurrence. Both parties agree that adequate evidence of the required coverage has or will be provided by LICENSEE to Penn State's Intellectual Property Office, 113 Technology Center, University Park, PA 16802-7000, and LICENSEE agrees to keep said office informed of any changes in coverage or carriers.

                         ARTICLE XV -DISPUTE RESOLUTION

         15.1. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this License Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in Pennsylvania and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within thirty (30) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Court of Common Pleas of Centre County or in the United States District Court for the

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Middle District of Pennsylvania, to whose jurisdiction for such purposes PSRF and LICENSEE each hereby irrevocably consents and submits.

         15.2. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this License Agreement.

                          ARTICLE XVI -NON-USE OF NAMES

         16.l.    LICENSEE shall not use the names of Penn State or PSRF nor of any of their employees nor of any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from Penn State and/or PSRF in each case, except that LICENSEE may state that it is licensed by PSRF under one or more of the patents and/or applications comprising the LICENSED PATENTS and/or TECHNICAL INFORMATION and that said LICENSED PATENTS and TECHNICAL INFORMATION were "Developed by Penn State".

         16.2. PSRF shall not use the names of LICENSEE nor of any of their employees nor of any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from LICENSEE.

                            ARTICLE XVII -ASSIGNMENT

         17.1. The rights and obligations of the Parties under this License Agreement shall not be assignable by either Party without the prior written consent of the other Party except that LICENSEE may assign upon written notice to PSRF to any purchaser, transferee, or successor in interest to all of LICENSEE's business assets to which this License Agreement relates.

                     ARTICLE XVIII -MISCELLANEOUS PROVISIONS

         18.1. Entire Agreement. This License Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, or undertakings, either verbal or written, between the parties relating to the subject matter hereof.

         18.2. Amendment. This License Agreement may be amended only by a written agreement embodying the full terms of the amendment signed by authorized representatives of both parties.

         18.3. Severability. Should any provision of this License Agreement be held to be illegal, invalid or unenforceable, by any court of competent jurisdiction, such provision shall be modified by such court in compliance with the law and, as modified, enforced. The remaining provisions of this License Agreement shall be construed in accordance with the modified provision and as if such illegal, invalid or unenforceable provision had not been contained herein.

         18.4. No Strict Construction. The language used in this License Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this License Agreement.

         18.5. Relationship of Parties. Nothing contained in this License Agreement shall be construed as creating a partnership, joint venture, agency or an association of any kind with the

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exception that PSRF will receive non-voting member units of LICENSEE, equal to ten percent (10%) of the total equity at the time of organization in accordance with Article IV.

         18.6. No Waiver. The failure of one party hereto to enforce at any time any of the provisions of this License Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, rights or elections or in any way to affect the validity of this License Agreement. Any waiver must be in writing.

         18.7. Interpretation. The headings of several sections contained herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

         18.8. Governing Law. This License Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

         18.9. Counterparts. This License Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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

         IN WITNESS WHEREOF, the parties have each caused their duly authorized representative to execute this License Agreement as of the Effective Date.

LICENSEE

By:    /s/ Timothy B. Hurley
       ------------------------
Name:  Timothy B. Hurley
Title: President
Date:  October 4, 2000

THE PENN STATE RESEARCH FOUNDATION

By:    /s/ David E. Branigan
       ------------------------
Name:  David E. Branigan
Title: Treasurer
Date:  October 27, 2000

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